SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 30, 2003

PURCHASESOFT, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

0-11791	13-2897997
(Commission File Number)	(IRS Employer Identification No.)

7514 Girard Ave Ste 1440 La Jolla, CA 92037
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:
(858) 456-6608

Item 5.                    Other Events and Regulation FD Disclosure

At a special Board Meeting on May 30, 2003, the Board discussed and approved the following disclosure of items of material interest to the Company’s shareholders.

Restart of Operations

The Company executed a Consulting Agreement (Exhibit 10.3) with former PurchaseSoft employee Stu Williamson to serve as Vice President Support for a monthly retainer and some shares included in the transaction disclosed in the following paragraph.  Williamson successfully restored the Company’s data and software on two servers, one in his office in Massachusetts and one at headquarters in California.  JPMorganCHASE and Chiquita Brands were signed to maintenance programs in Q4, and Chase purchased an upgrade from GT PurchasePRO to PurchaseSoft 5.2.  With the first new revenue, the Company will begin reporting results as a going concern in Q4 and with the filing of the Company’s annual 10-KSB.

Shares to be Issued by Flagg & Marsh

As part of the effort to attract and compensate individuals to assist in the restart of PurchaseSoft, Inc. and conserve the Company’s cash, the Company made certain verbal and written commitments to issue 4,289,500 shares of stock.  These shares were to be granted as compensation for advisory, M&A, legal, ISP and website hosting, support and sales services.

Steve Flagg and Tom Marsh have agreed to offer their personal shares in satisfaction of the Company’s obligation to be sold in private transactions to these individuals in the amount indicated at a price of $.0001 per share contingent on each party’s acceptance of these shares as full settlement of the Company’s obligation under any agreements, written or verbal.  Flagg and Marsh have made this offer with the objective to minimize any dilution to the public shareholders during this restart period.  The transactions are to be completed as soon as possible.  On completion of these settlements, there will be no outstanding warrants, options or agreements to issue shares for services to the Company.

Acquisition

Steve Flagg presented an opportunity to acquire a procurement and sourcing software company.  Flagg proposed that PurchaseSoft make an offer of cash and royalty payments for the assets of the company, which had trailing twelve months revenues of more than $3.0 million.  Execution of such an offer would require the Company complete a private placement for the acquisition price and working capital.  The Board unanimously approved this action authorizing Flagg to pursue this transaction.

Private Placement

Tom Marsh presented plans for a private placement offering of the Company’s common stock to raise $1,020,000.  The Offering would be contingent on the completion of the above referenced acquisition.  The offering would be for 8,500,000 shares at $0.12 per share reflecting a proforma, post closing valuation for PurchaseSoft, Inc. of $5,014,472.  Marsh was authorized to prepare the offering and begin solicitation of accredited investors.

Management Compensation

Since assuming control of the Company in August 2001, Steve Flagg and Tom Marsh have fulfilled their duties without compensation other than the reimbursement of office and travel expenses.

With the resumption of operations and a potential acquisition, counsel has advised Flagg and Marsh that the existence of formal management contracts would provide clarity to shareholders and prospective investors as to their intentions regarding compensation.  Consequently, the attached Management Consulting Agreements (Exhibits 10.1 & 10.2) were submitted to the Board and approved.  The agreements are identical and retain both officers as independent contractors whose compensation is a function of revenue, completed acquisitions and financings.

Werner Loechle nomination was approved to serve as the Company’s Vice President International.  His responsibilities will be to focus on developing merger and acquisition opportunities for the Company and assist in the management of those operations once acquired.  He will be compensated as a consultant at a rate to be determined at a later date.  He is receiving shares from Flagg and Marsh as part of the transactions discussed above.

Item 7. EXHIBITS

10.1	Management Consulting Agreement – Steven Flagg
10.2	Management Consulting Agreement – Thomas Marsh
10.3	Consulting Agreement – Stuart Williamson

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURCHASESOFT, INC.

/s/ Thomas B. Marsh

Signature

Name:

Thomas B. Marsh

Title:	Secretary and Treasurer

Dated: May 30, 2003